Subject to Completion Preliminary Term Sheet dated January 16, 2026

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-275898

(To Prospectus and Prospectus Supplement, each dated December 20, 2023, and Product Supplement EQUITY MLI-1 dated September 12, 2025)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	January , 2026 January , 2026 January , 2028
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust

▪	Maturity of approximately two years, if not called prior to maturity

▪	Automatic call of the notes at [$12.15 to $12.45] per unit if the Observation Value of the iShares® Silver Trust (the “Market Measure”) on the Call Observation Date is at or above the Starting Value

▪	The Call Observation Date will occur approximately one year after the pricing date

▪	If the notes are not called, at maturity:

▪	150.00% leveraged upside exposure to increases in the Market Measure

▪	A positive return equal to the absolute value of the percentage decline in the value of the Market Measure only if the Market Measure does not decline by more than 30.00% (e.g., if the negative return of the Market Measure is -5.00%, you will receive a positive return of +5.00%)

▪	If the Market Measure declines by more than 30.00%, 1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with 100.00% of your principal at risk

▪	All payments are subject to the credit risk of Royal Bank of Canada.

▪	No periodic interest payments

▪	Limited secondary market liquidity, with no exchange listing

▪	The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-9 of this term sheet and “Risk Factors” beginning on page PS-4 of product supplement EQUITY MLI-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.20 and $9.70 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-9 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_

	Per Unit	Total
Public offering price	$ 10.000	$
Underwriting discount(1)	$ 0.125	$
	$ 0.050	$
Proceeds, before expenses, to RBC	$ 9.825	$

(1)	The underwriting discount reflects a sales commission of $0.125 per unit and a structuring fee of $0.050 per unit.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

January    , 2026

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028

Summary

The Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due January    , 2028 (the “notes”) are our senior unsecured debt securities. The notes are not insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC.

The notes are not bail-inable notes (as defined in the prospectus supplement). The notes will be automatically called at the Call Amount if the Observation Value of the Market Measure, which is the iShares® Silver Trust (the “Market Measure”), is equal to or greater than the Call Value on the Call Observation Date. No further amounts will be payable with respect to the notes following an automatic call. If the notes are not called, at maturity, the notes provide you a leveraged return if the Ending Value of the Market Measure is greater than the Starting Value. If the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value, you will receive a positive return equal to the absolute value of the percentage decline in the Market Measure from the Starting Value to the Ending Value (e.g., if the negative return of the Market Measure is -5.00%, you will receive a positive return of +5.00%). If the Ending Value is less than the Threshold Value, your notes are subject to 1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with up to 100.00% of the principal amount at risk. Any payments on the notes, including the amount you receive upon an automatic call or at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Amount and Call Premium) are based on our internal funding rate, which is the rate we pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, reduce the economic terms of the notes to you and the price at which you may be able to sell the notes in any secondary market. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” below.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-2

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028

Terms of the Notes
Issuer:	Royal Bank of Canada (“RBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years, if not called on the Call Observation Date
Market Measure:	The iShares® Silver Trust (Bloomberg symbol: “SLV”)
Starting Value:	The Closing Market Price of the Market Measure on the pricing date
Observation Value:	The Closing Market Price of the Market Measure on the Call Observation Date times the Price Multiplier on the Call Observation Date
Call Observation Date:	On or about January , 2027, approximately one year after the pricing date. The scheduled Call Observation Date is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-29 of product supplement EQUITY MLI-1.
Call Value:	100% of the Starting Value
Call Amount (per Unit) and Call Premium:	[$12.15 to $12.45], representing a Call Premium of [21.50% to 24.50%] of the principal amount, if called on the Call Observation Date. The actual Call Amount and Call Premium will be determined on the pricing date.

Call Settlement Date:	Approximately the fifth business day following the Call Observation Date, subject to postponement if the Call Observation Date is postponed, as described beginning on page PS-29 of product supplement EQUITY MLI-1.
Ending Value:	The Closing Market Price of the Market Measure on the Final Calculation Day times the Price Multiplier on the Final Calculation Day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-30 of product supplement EQUITY MLI-1.
Threshold Value:	70% of the Starting Value, rounded to two decimal places
Participation Rate:	150%
Final Calculation Day / Maturity Valuation Period:	Approximately the fifth scheduled Market Measure Business Day immediately prior to the maturity date
Price Multiplier:	1, subject to adjustment for certain events relating to the Market Measure, as described beginning on page PS-37 of product supplement EQUITY MLI-1
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page
Calculation Agent:	RBC Capital Markets, LLC

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-3

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028

Payment Determination

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not automatically called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Is the Ending Value greater than the Starting Value?

Yes → You will receive per unit:

$$\$10 + \left[\$10 \times \text{Participation Rate} \times \left(\frac{\text{Ending Value} - \text{Starting Value}}{\text{Starting Value}}\right)\right]$$

No ↓

Is the Ending Value greater than or equal to the Threshold Value?

Yes → You will receive per unit:

$$\$10 + \left[\$10 \times \left(\frac{\text{Starting Value} - \text{Ending Value}}{\text{Starting Value}}\right)\right]$$

No ↓

You will receive per unit:

$$\$10 - \left[\$10 \times \left(\frac{\text{Starting Value} - \text{Ending Value}}{\text{Starting Value}}\right)\right]$$

You will lose all or a significant portion of the principal amount of the notes if the Ending Value is less than the Threshold Value.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-4

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY MLI-1 dated September 12, 2025: https://www.sec.gov/Archives/edgar/data/1000275/000095010325011590/dp234272_424b5-equitymli1.htm

▪	Series J MTN prospectus supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

▪	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from us, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofA Securities, Inc. (“BofAS”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY MLI-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “Royal Bank of Canada,” the “Bank,” “we,” “us,” “our” or similar references mean only RBC.

“Leveraged Index Return Notes®” and “LIRNs®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You are willing to accept an early exit from your investment and receive a return on your investment capped at the return represented by the Call Premium if the Observation Value is equal to or greater than the Call Value.

▪	You anticipate that the notes will be automatically called or that the Market Measure will either increase from the Starting Value to the Ending Value or decrease from the Starting Value to an Ending Value that is at or above the Threshold Value.

▪	You are willing to risk a loss of principal and return if the notes are not automatically called and the Market Measure decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪	You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

▪	You are willing to forgo dividends and other benefits of directly owning shares of the Market Measure or the commodity held by the Market Measure.

▪	You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount, as applicable.

The notes may not be an appropriate investment for you if:

▪	You wish to make an investment that cannot be automatically called prior to maturity.

▪	You anticipate that the notes will not be automatically called and that the Market Measure will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that the Market Measure will not increase or decrease (but not below the Threshold Value) sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal repayment or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or have other benefits of directly owning shares of the Market Measure or the commodity held by the Market Measure.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.
Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-5

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values. The graph below shows a payout profile at maturity, which would only apply if the notes are not called on the Call Observation Date.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier

This graph reflects the returns on the notes, based on the Participation Rate of 150% and the Threshold Value of 70% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Market Measure, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Call Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, a hypothetical Threshold Value of 70.00, the Participation Rate of 150% and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value, whether the notes are called on the Call Observation Date and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual prices of the Market Measure, see “The Market Measure” section below. The Observation Value and the Ending Value will not include any income generated by dividends paid on the Market Measure, which you would otherwise be entitled to receive if you invested in the Market Measure directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
69.00	-31.00%	$6.90	-31.00%
70.00(1)	-30.00%	$13.00(3)	30.00%
80.00	-20.00%	$12.00	20.00%
90.00	-10.00%	$11.00	10.00%
95.00	-5.00%	$10.50	5.00%
97.00	-3.00%	$10.30	3.00%
100.00(2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.30	3.00%
103.00	3.00%	$10.45	4.50%
105.00	5.00%	$10.75	7.50%
110.00	10.00%	$11.50	15.00%
120.00	20.00%	$13.00	30.00%
130.00	30.00%	$14.50	45.00%
140.00	40.00%	$16.00	60.00%
150.00	50.00%	$17.50	75.00%
160.00	60.00%	$19.00	90.00%

(1)	This is the hypothetical Threshold Value.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-6

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028
(2)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(3)	Any positive return based on the depreciation of the Market Measure cannot exceed the return represented by the hypothetical Threshold Value.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-7

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028

Redemption Amount Calculation Examples:

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 70.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 70.00
Ending Value: 95.00
= $10.50 Redemption Amount per unit. Since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value, the Redemption Amount for the notes will be the principal amount plus a positive return equal to the absolute value of the negative return of the Market Measure.

Example 3
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 110.00
= $11.50 Redemption Amount per unit
Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-8

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-4 of product supplement EQUITY MLI-1, page S-3 of the MTN prospectus supplement and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	There is no fixed principal repayment amount on the notes at maturity. If the notes are not automatically called and the Ending Value is less than the Threshold Value, you will lose up to 100% of the principal amount of your notes.

▪	Your potential for a positive return based on the depreciation of the Market Measure is limited. The absolute value return feature applies only if the notes are not automatically called and the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. Because the Threshold Value is 70.00% of the Starting Value, any positive return due to the depreciation of the Market Measure will be limited to 30.00%. Any decline in the Ending Value from the Starting Value by more than 30.00% will result in a loss, rather than a positive return, on the notes.

▪	Payments on the notes will not reflect changes in the value of the Market Measure other than on the Call Observation Date or the Final Calculation Day. As a result, even if the price of the Market Measure increases during the term of the notes, you will not receive the Call Amount if the Observation Value on the Call Observation Date is less than the Call Value. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value on the Final Calculation Day, even if the price of the Market Measure was always greater than the Threshold Value prior to such Final Calculation Day.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	If the notes are called, your investment return is limited to the return represented by the Call Premium. If, on the Call Observation Date, the Observation Value is greater than or equal to the Call Value, we will automatically call the notes. If the notes are automatically called, your return will be limited to the return represented by the Call Premium, regardless of the extent of any increase in the value of the Market Measure.

▪	If the notes are automatically called, you will be subject to reinvestment risk.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return may be less than a comparable investment directly in shares of the Market Measure or the commodity held by the Market Measure.

Valuation- and Market-related Risks

▪	The initial estimated value of the notes is only an estimate, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate, mid-market terms on hedging transactions, expectations on dividends, interest rates and volatility, price-sensitivity analysis and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪	The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Market Measure, our internal funding rate and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our creditworthiness and changes in market conditions.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Market Measure or the commodity held by the Market Measure), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-9

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028
▪	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪	The sponsor and advisor of the Market Measure may adjust the Market Measure in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

▪	You will have no rights of a holder of shares of the Market Measure or any rights with respect to the commodity held by the Market Measure, and you will not be entitled to receive dividends or other distributions by the Market Measure.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Market Measure, we, MLPF&S, BofAS and our respective affiliates do not control the Market Measure, and have not verified any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Market Measure.

▪	The performance of the Market Measure may not correlate with the performance of the commodity held by the Market Measure as well as the net asset value per share of the Market Measure, especially during periods of market volatility when the liquidity and the market price of shares of the Market Measure and/or the price of the commodity may be adversely affected, sometimes materially.

▪	If the liquidity of the commodity held by the Market Measure is limited, the value of the Market Measure and, therefore, the return on the notes would likely be impaired.

▪	Suspension or disruptions of market trading in the commodity held by the Market Measure may adversely affect the value of your notes.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	The payments on the notes will not be adjusted for all corporate events that could affect the Market Measure. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY MLI-1.

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and significant aspects of the tax treatment of the notes are uncertain. Moreover, the notes may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a note. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Additional Risk Factors

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

The Market Measure holds a single commodity and not diverse basket of commodities or components of a broad-based commodity index. The Market Measure’s assets may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.

Silver prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the Market Measure.

The investment objective of the Market Measure is to reflect the performance of the price of silver, less the Market Measure’s expenses. The price of silver is primarily affected by the global demand for and supply of silver. The market for silver is global, and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of silver is usually quoted), interest rates, silver borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Silver prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of silver by the official sector, including central banks and other governmental agencies and multilateral institutions that hold silver. Additionally, silver prices may be affected by levels of silver production, production costs and short-term changes in supply and demand due to trading activities in the silver market. From time to time, above-ground inventories of silver may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of silver has recently been, and may continue to be, extremely volatile. Consequently, the performance of the Market Measure and the return on the notes could be adversely affected.

The value of the Market Measure may not fully replicate the price of silver.

The performance of the Market Measure may not fully replicate the price of silver due to the fees and expenses charged by the Market Measure, restrictions on access to silver or other circumstances. The Market Measure does not generate any income and as the Market Measure regularly sells silver to pay for its ongoing expenses, the amount of silver represented by the Market Measure has gradually declined over time. The Market Measure sells silver to pay expenses on an ongoing basis irrespective of whether the trading price of

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-10

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028

the Market Measure rises or falls in response to changes in the price of silver. The sale of the Market Measure’s silver to pay expenses at a time of low silver prices could adversely affect the value of the Market Measure. Additionally, there is a risk that part or all of the Market Measure’s silver could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

There are risks relating to commodities trading on the London Bullion Market Association.

The value of the Market Measure is closely related to the price of silver. Silver is traded on the London Bullion Market Association (the “LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver prices as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-11

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028

The Market Measure

We obtained all information contained in this term sheet regarding the iShares® Silver Trust (the “SLV”) from publicly available information, without independent verification. The information reflects the policies of, and is subject to change by, iShares Delaware Trust Sponsor LLC (“iShares Delaware”), the sponsor of the SLV, an indirect subsidiary of BlackRock, Inc. The Bank of New York Mellon is the trustee of the SLV, and JPMorgan Chase Bank, N.A., London branch, is the custodian of the SLV. The consequences of any discontinuance of the SLV are discussed in the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY MLI-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the SLV or any successor. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the SLV in connection with the offer and sale of the notes. The SLV is an investment trust that trades on NYSE Arca, Inc. under the ticker symbol “SLV.”

The SLV seeks to reflect generally the performance of the price of silver before the payment of its expenses and liabilities. The assets of the SLV consist primarily of silver held by the custodian on behalf of the SLV. The SLV issues blocks of shares in exchange for deposits of silver and distributes silver in connection with the redemption of blocks of shares. The shares of the SLV are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.

The shares of the SLV represent units of fractional undivided beneficial interest in and ownership of the SLV. The SLV is a passive investment vehicle and the trustee of the SLV does not actively manage the silver held by the SLV. The trustee of the SLV sells silver held by the SLV to pay the SLV’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the SLV’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.50% of the net asset value of the SLV and is payable monthly in arrears. The trustee of the SLV will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of expenses or liabilities of the SLV not assumed by iShares Delaware.

Information provided to or filed with the SEC by the SLV pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-268747 and 001-32863, respectively, through the SEC’s website at https://www.sec.gov. The SLV is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The SLV is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Silver

The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-12

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028

The following graph shows the daily historical performance of the SLV on its primary exchange in the period from January 1, 2016 through January 12, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On January 12, 2026, the Closing Market Price of the SLV was $77.23. The graph below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

Historical Performance of the SLV

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This historical data on the SLV is not necessarily indicative of the future performance of the SLV or what the value of the notes may be. Any historical upward or downward trend in the price per share of the SLV during any period set forth above is not an indication that the price per share of the SLV is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices of the SLV.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-13

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-14

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028

Structuring the Notes

The notes are our debt securities. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under market-linked notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity, which we refer to as our internal funding rate. The lower internal funding rate, along with the fees and charges associated with market-linked notes, reduce the economic terms of the notes to you and result in the initial estimated value of the notes on the pricing date being less than their public offering price. Unlike the initial estimated value, any value of the notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the notes than if our initial internal funding rate were used.

Payments on the notes, including at maturity or upon an automatic call, to holders of the notes will be calculated based on the $10 per unit principal amount and will depend on the performance of the Market Measure. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-8 and “Use of Proceeds and Hedging” on page PS-27 of product supplement EQUITY MLI-1.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-15

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier
Linked to the iShares® Silver Trust, due January , 2028

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Canadian Federal Income Tax Summary” in the accompanying product supplement.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Market Measure. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the notes and our counsel’s opinion are based on market conditions as of the date of this preliminary term sheet, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below. (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your notes should be treated as short-term capital gain or loss unless you have held the notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

Even if the treatment of the notes as prepaid financial contracts is respected, purchasing a note could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the note, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. In addition, long-term capital gain that you would otherwise recognize in respect of your notes up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the notes.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final term sheet for the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-16